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                                                                      Exhibit 18




                                     C-17



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                     PACIFIC CAPITAL FUNDS (the "Trust")

                          PLAN PURSUANT TO RULE 18f-3

        The Trust hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, on behalf of each of its series:
Balanced Fund, Diversified Fixed Income Fund, Growth and Income Fund, Growth Stock Fund, New Asia Growth Fund, Short Intermediate U.S. Treasury Securities Fund, Tax-Free Securities Fund, Tax-Free Short Intermediate Securities Fund and U.S. Securities Treasury Fund (the "Funds"). This plan sets forth the separate arrangement and expense allocation of each class of shares of the Funds. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the independent Trustees.

                             CLASS CHARACTERISTICS

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

Retail Class Shares:                                 Retail Class shares bear the expenses of
                                                     the ongoing Rule 12b-1 fees applicable to
                                                     that Class.  Specific shareholders within
                                                     the Retail Class may be subject to an
                                                     initial sales charge as set forth in each
                                                     Fund's current prospectus and statement
                                                     of additional information (together, the
                                                     "prospectus").

Institutional Class Shares:                          Institutional Class shares are not subject
                                                     to an initial sales charge, nor are they
                                                     subject to any Rule 12b-1 fee.

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                        INCOME AND EXPENSE ALLOCATIONS

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         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                          DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                              EXCHANGE PRIVILEGE

         Holders of Retail Class and Institutional Class shares shall have such exchange privileges as set forth in each Fund's current prospectus. Exchange privileges may vary among Classes.

                              CONVERSION FEATURES

         Effective February 15, 1997, holders of Institutional Class shares who terminate their qualified trust account, employee benefit account or other qualifying relationship with an Institution (as defined in the Institutional Class prospectus) shall be subject to an automatic conversion feature whereby such Institutional Class shareholders will have their Institutional Class shares of a Fund converted to Retail Class shares of the same Fund on the basis of the relative net asset value of the shares of the two classes, without incurring any fee, sales load or other charge. There is no conversion feature applicable to Retail Class shares.

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                         OTHER RIGHTS AND OBLIGATIONS

         Except as otherwise described above, in all respects, each Class shall have the same rights and obligations as each other Class.

                                 VOTING RIGHTS


         Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its ongoing distribution fees. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

As amended: December 10, 1996

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